November 17, 2017

Raghib Hussain

Dear Raghib,

We are very pleased to have you join the Marvell executive leadership team following the closing of the transaction between Marvell Technology Group Ltd. (“Marvell”), and Cavium, Inc. (“Cavium”) (the “Transaction”). Contingent on the closing of the Transaction, it is our pleasure to offer you the position of Executive Vice President and Chief Strategy Officer of Marvell Semiconductor, Inc. (the “Company"), a subsidiary of Marvell, reporting to the Chief Executive Officer. Your principal place of employment will be Santa Clara, California, subject to business travel as needed to properly fulfill your duties and responsibilities. Your start date will be the day of the closing of the Transaction. Please note that the position you are being offered would qualify you as a “Section 16 Officer” of Marvell and the requisite documentation will be provided hereafter.

Base Salary
Your annual base salary will be $450,000.00 US Dollars (USD) per year in accordance with the Company’s standard payroll practices, and subject to all withholdings and deductions as required by law. You will be an exempt employee and not eligible for overtime.

Annual Incentive Bonus
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual target incentive bonus opportunity of 75% of your annual base salary. The Executive Compensation Committee (the “ECC”) in its sole discretion shall determine the performance objectives applicable to the bonus and the other terms of the AIP. The ECC shall determine the actual amount of bonus earned, if any, after the conclusion of each applicable fiscal year. For fiscal year 2019, your target bonus will be pro-rated based on the date of the closing of the Transaction and will be deemed to have been achieved at least at target level.

Equity
You will be recommended to the ECC for the following grants aggregating a total value equal to $3,500,000 as follows:

•
Time Based RSU Award (TBRSU) - a restricted stock unit award of common shares of Marvell equal to: $2,100,000 / Share Price (as defined below) rounded down to the nearest whole share (such amount is the “target” number).

The TBRSU shall vest over three (3) years at the rate of 33% on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date and 34% on the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•
Performance Based RSU Award based on Total Shareholder Return (TSR-RSU) – a restricted stock unit award of common shares of Marvell equal to: $700,000 / Share Price (as defined below), rounded down to the nearest whole share (such amount is the “target” number).

The TSR-RSU shares that have been deemed to have been earned (if any) will vest 100% on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of certain companies of the Philadelphia Semiconductor Sector Index over a fixed performance period as approved by the ECC, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. The performance period and objectives, companies used in the Index, payout formula (under which the number of shares that could vest under the TSR-RSU can range from zero to 150% of the target number) and other terms for the TSR-RSU will be set forth in the award agreement and will be identical to those established for Marvell’s executive officers in early calendar year 2018.

•
Performance Based RSU Award based on Operating Performance Metrics (OP-RSU) – a restricted stock unit award of common shares of Marvell equal to: $700,000 / Share Price (as defined below), rounded down to the nearest whole share (such amount is the “target” number)

The OP-RSU shall vest based on the achievement of pre-designated operating performance metrics as established for Marvell’s executive team and approved by the ECC in early 2018. The metrics and relative weightings (as well as the maximum number of shares that could vest under this award if performance exceeds the target achievement level up to a maximum of 200% of target) as approved by the ECC will be measured as of the end of the applicable fiscal period. The shares that have been deemed to have been earned (if any) upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting commencement date, provided that you continue to serve as a service provider through such vesting date.

Your subsequent annual equity refresh grant, the amount of course being at the discretion of the ECC, is currently expected to occur in Q1 fiscal year 2020. For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the date of grant. For purposes of the above awards, the vesting start date shall be the effective grant date of the Award granted by the ECC (or a subcommittee thereof) which is generally the 15th of the month following the month in which you begin employment with the Company (for example, if your employment commenced on January 13, the awards would typically be granted on February 15).

All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions.  In addition, all of the proposed equity awards set forth herein will be subject to your return to us of completed, signed Stock Unit Agreements.

Executive compensation, including base salaries, incentive bonuses and equity awards, are reviewed and determined annually by the Executive Compensation Committee. Our expectation is that your overall Total Rewards package will be targeted within a competitive range of at least the market median of Marvell’s peer group.
Employee Benefits, etc.

You will be eligible to receive Company provided employee benefits and perquisites on at least the same level as the Company’s other senior executive officers in Northern California, in accordance with Company policies and practices. Your previous continuous employment with Cavium (or predecessor employers to the extent Cavium provides past service credit under its benefit plans) will count as part of your period of continuous employment for company benefits to the extent relevant and permitted under such plans.

Cavium Equity Awards Change in Control
To the extent your stock options, PRSUs or RSUs granted by Cavium ( “Cavium Awards”) contain provisions that would provide for the accelerated vesting of such awards following a Cavium Change in Control if you are terminated without Cause or resign for Good Reason (as such terms are defined in such awards):

(1)
The Company agrees that on or any time after the Transaction closing you can elect to cause up to one half of the unvested amount of each such outstanding award at the time of closing to vest without the need for your employment to terminate or for you to resign (such vested awards will be cashed out, less amounts withheld for taxes, at the market price on such date).

(2)
You agree that for a period of 18 months commencing with the Transaction closing date, payment of the above compensation or a change to your duties, authority or responsibilities shall not constitute a termination of employment or form the basis for a resignation for “Good Reason” or a similar term under any agreement you have with Cavium or its parents, subsidiaries, or affiliates.

(3)	You agree that any transfer from Cavium to the Company or any wholly-owned subsidiary of Marvell does not constitute a termination without cause.
Except as provided above, your Cavium restricted stock units (“RSUs”), performance-based RSUs (“PRSUs”), and stock options, if any, outstanding at the time of the closing of the Transaction will be assumed by Marvell and converted into awards to receive Marvell stock as provided in the Agreement and Plan of Merger and will continue to vest (subject to your continued employment) in accordance with their original vesting schedule.
Change-in-Control
You will be eligible to participate in the Marvell Change in Control and Severance Plan (“CIC Plan”) at the “Tier 2” level, subject to the terms and conditions of the CIC Plan and the form of

Tier 2 agreement attached hereto as Appendix A which would apply to any future change in control of Marvell.

Other Terms
Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without advance notice. The at-will nature of your employment may only be changed by a written agreement approved by the ECC.

During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements, which you are required to enter into and abide by as a condition of your employment.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport
Please note your offer is contingent upon:

•	Closing of the Transaction;

•	Successful completion of a routine background investigation;

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.
This letter (if accepted) and the New Hire Employee Agreement, which contains the Company's Arbitration Agreement and Confidential Information and Invention Assignment Agreement, along with any documents referred to in this letter, including the Company’s employment policies, constitute the entire agreement between you and the Company, and between you and Cavium regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company. This letter does not supersede any restrictive covenants that you have entered into with the Company or with Cavium, however, this letter does supersede any prior employment agreements or terms

(other than restrictive covenants) you have with the Company or with Cavium, which are of no further force or effect.

This letter will be governed by the laws of California, without regard to conflict of law principles.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

The Company is an exciting company whose mission is to develop and deliver semiconductor solutions that move, store and process the world’s data faster and more reliably than anyone else. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives. To accept this offer, please sign below and return the letter to me.

This offer expires on November 18, 2017.  Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Mitchell Gaynor

Mitchell Gaynor
Chief Administration and Legal Officer

Accepted By:

  /s/ Raghib Hussain 11/17/2017

 Raghib Hussain Date Signed

TIER 2
Appendix A
Marvell Technology Group Ltd. Change in Control Severance Plan
Participation Agreement
Marvell Technology Group Ltd. (the “Company”) is pleased to inform you, ________________________, that you have been selected to participate in the Company’s Change in Control Severance Plan (the “Plan”) as a Participant.
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
In the event of a Change in Control where the successor corporation does not assume your Equity Awards or substitute Equity Awards for substantially similar awards with the same or more favorable vesting schedule as your Equity Awards, then your Equity Awards will accelerate and vest in full in accordance with Section 3 of the Plan.
Also, the Plan describes in detail certain circumstances under which you may become eligible for certain Severance Benefits under Section 5 of the Plan if, during the Change in Control Period, you incur an Involuntary Termination. If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:
1.    Cash Severance Benefits.
a.    Base Salary. A lump-sum payment (less applicable withholding taxes) equal to 18 months of your annual base salary as in effect immediately prior to your Involuntary Termination (or if your Involuntary Termination is a termination for Good Reason due to a material reduction in your level of annual base salary, your annual base salary as in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control.
b.    Bonus. A lump-sum payment equal to 150% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, your annual target bonus in effect immediately prior to the Change in Control.
c.    Pro-Rata Bonus. A lump-sum payment equal to your annual target bonus for the fiscal year in which your Involuntary Termination occurs, pro-rated for the number of full months employed during the fiscal year.

2.    Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); provided however, that (A) if there is no “target” level, then the number that will vest shall be 100% of the maximum amount that could vest with respect to that relevant measurement period(s); and (B) if the performance period has been completed and the actual performance achieved is greater than the target level, then the number that will vest shall be 100% of the amount that would vest based on that actual performance achievement level with respect to that relevant measurement period; and (C) if the performance criteria is a Total Shareholder Return (“TSR”) or other measure based on the value of the Company’s stock, the amount that will vest will be calculated as if the measurement period ended on the date of the Change in Control (and including the final closing price of the Company’s stock on such date). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
3.    Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable monthly payment in lieu of reimbursement, as applicable, and as described in Section 5.3 of the Plan will be provided for a period of 18 months following your termination of employment. Notwithstanding the foregoing, if you are not employed in the United States, the benefit under this paragraph will be a regional equivalent to COBRA determined by the Administrator in its sole discretion.
In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

MARVELL TECHNOLOGY GROUP LTD.        PARTICIPANT
___________________________
Signature            Signature
___________________________
Name            Date

Title

Attachment:    Marvell Technology Group Ltd. Change in Control Severance Plan and Summary Plan Description

[Signature Page to the Participation Agreement]